Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: Gabby Nelson (763) 551-7460 gabby.nelson@selectcomfort.com	Investor Contact: Jim Raabe (763) 551-7498 investorrelations@selectcomfort.com

SELECT COMFORT TERMINATES SECURITIES PURCHASE AGREEMENT; NEGOTIATES NEW $10 MILLION STERLING PARTNERS INVESTMENT

MINNEAPOLIS – (October 5, 2009) – Select Comfort Corporation (NASDAQ: SCSS), the nation’s leading bed retailer and creator of the SLEEP NUMBER® bed, today announced it terminated the Securities Purchase Agreement entered into with Sterling Partners on May 22, 2009, and entered into a new Securities Purchase Agreement. As part of the termination agreement, both companies mutually released claims relating to the original agreement.

Under terms of the new Securities Purchase Agreement, Sterling Partners has the right through June 2010 to invest $10.0 million in exchange for 2.5 million shares of the company’s common stock priced at $4.00 per share and warrants to purchase two million shares of the company’s common stock at an exercise price of $0.01 per share. Select Comfort can require the investment upon securing an acceptable extended credit agreement from its lenders. With the close of the investment and exercise of the warrants, Sterling Partners will own approximately 8.9 percent of the company’s common stock.

“This agreement positions us to pursue additional capital, which combined with the Sterling investment, will strengthen our financial position and increase our financial flexibility,” said Bill McLaughlin, president and CEO, Select Comfort Corporation. “In addition to exploring additional financing alternatives for the company, we continue to negotiate with our lenders to secure a permanent financing agreement.”

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The termination date of the current credit agreement is June 9, 2010, with the most recent waiver the company is operating under in effect until October 13, 2009.

Select Comfort also stated that sales trends continue to improve, with positive same-store sales growth during August and September. Cost and cash controls implemented during the past 18 months remain in place and continue to be effective. The company anticipates that its third-quarter results will include one-time charges ranging from $3.0 million to $5.0 million associated with the original Securities Purchase Agreement and its termination.

About Select Comfort Corporation

Founded more than 20 years ago, Select Comfort was ranked the no. 1 bedding retailer in the United States for nine years running.(1) Based in Minneapolis, the company designs, manufactures, markets and supports a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and bedding accessories. SELECT COMFORT® products are sold through its approximately 400 company-owned stores located across the United States; select bedding retailers; direct marketing operations; and online at www.sleepnumber.com.

Forward-Looking Statements

Statements used in this news release relating to future plans, events, financial results or performance are forward-looking statements subject to certain risks and uncertainties including, among others, such factors as our ability to fund our operations through cash flow from operations or availability under our bank line of credit or other sources, and the cost of credit or other capital resources necessary to finance operations; the risk of non-compliance with financial covenants under our bank line of credit and the risk that we may not be successful in obtaining continuing waivers or other financial accommodations from our lenders; the potential need to obtain additional capital through the issuance of debt or equity securities, which may significantly increase our costs or dilute our existing shareholders, and the risk that we may not be successful in obtaining additional capital that may be needed; current general and industry economic trends; consumer confidence; the effectiveness of our marketing messages; the efficiency of our advertising and promotional efforts; consumer acceptance of our products, product quality, innovation and brand image; availability of attractive and cost-effective consumer credit options; execution of our retail store distribution strategy, including our ability to cost-effectively close under-performing store locations; our dependence on significant suppliers, and our ability to maintain relationships with key suppliers, including several-sole source suppliers; the vulnerability of key suppliers to recessionary pressures, labor negotiations, liquidity concerns or other factors; rising commodity costs and other inflationary pressures; industry competition; our ability to continue to improve our product line; warranty expenses; risks of pending and potentially unforeseen litigation; increasing government regulations, including new flammability standards for the bedding industry and new safety standards for consumer products, which have or will add product cost pressures and have or will require implementation of systems and manufacturing process changes to ensure compliance; the adequacy of our management information systems to meet the evolving needs of our business and evolving regulatory standards applicable to data privacy and security; our ability to attract and retain senior leadership and other key employees, including qualified sales professionals; and uncertainties arising from global events, such as terrorist attacks or a pandemic outbreak, or the threat of such events.  Additional information concerning these and other risks and uncertainties is contained in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, and other periodic reports filed with the SEC. The company has no obligation to publicly update or revise any of the forward-looking statements in this news release.

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(1) Furniture/Today.